                          SECURITIES PURCHASE AGREEMENT


         THIS IS AN AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT, dated as of February 17, 2000 (the "Agreement"), by and between ANDLINGER CAPITAL XXVI LLC, a Delaware limited liability company ("Investor"), RHEOMETRIC SCIENTIFIC, INC., a New Jersey corporation (the "Company"), and AXESS CORPORATION, a Delaware corporation ("Axess").

         The Company currently has issued and outstanding 13,161,739 shares of Common Stock, no par value per share (the "Common Stock"), of which 10,076,257 shares are currently owned by Axess (the "Axess Shares"). Investor desires to purchase from the Company, and the Company desires to sell to Investor, for an aggregate purchase price of one million eight hundred twenty-five thousand dollars ($1,825,000), (i) (10,606,000) shares of Common Stock (the "Investor Shares" and together with the Axess Shares, the "Shares") and (ii) warrants to purchase (x) two million (2,000,000) shares of Common Stock exercisable at an exercise price of $1.00 per share (the "Investor A Warrants") and (y) four million (4,000,000) shares of Common Stock exercisable at an exercise price of $3.00 per share (the "Investor B Warrants") in the form of Exhibit A-1 and Exhibit A-2 hereto, respectively (collectively, the "Investor Warrants").

         The Company is indebted to Axess in the principal amount of $8,205,907.09, plus interest thereon from January 1, 1999 (all indebtedness of the Company due Axess is referred to herein as the "Axess Debt"). At the Closing (as hereinafter defined), Axess is canceling the Axess Debt in exchange for (x) the payment by the Company to Axess of $3,500,000 in cash; (y) the issuance to Axess of a promissory note in the principal amount of $1,000,000 payable upon the sale of the Company's Process Control Rheometer Product Line (the "PCR Product Line Note") and (z) the issuance to Axess, of a warrant (the "Preferred Stock Warrant") to purchase 1,000 shares of the Company's non-voting Convertible Redeemable Preferred Stock to be issued, subject to Stockholder Approval, pursuant to an amendment to the Certificate of Incorporation of the Company substantially in the form included in Exhibit B hereto with such changes thereto as may be necessary to conform such Certificate of Incorporation to Delaware corporate law in connection with the Reincorporation (as hereinafter defined) (the "Preferred Stock").

         The Company's Certificate of Incorporation does not authorize an adequate number of shares of Common Stock to issue the Investor Shares and does not authorize any class or series of Preferred Stock. It is contemplated that the Company will, promptly after the Closing, submit to its stockholders for approval (the "Stockholder Approval") proposals to (i) reincorporate from New Jersey to Delaware (the "Reincorporation"); (ii) increase the authorized number of shares of capital stock to 49,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock; and (ii) authorize the issuance of the Preferred Stock as contemplated herein. In order to effect the intent of the parties hereto that the Company issue the Investor Shares on the Closing Date, at the Closing, Axess will contribute 4,400,000 shares of Common Stock to the Company, in exchange for the Company's agreement to reissue to Axess 4,400,000 shares of Common Stock (the "Axess Reissue Shares") subject to the Stockholder Approval, and Reincorporation and amendment of the Company's certificate of incorporation to authorize the issuance of such shares.

         Prior to the purchase by Investor of the Investor Shares and the Investor Warrants, Axess has agreed, subject to the terms and conditions of this agreement, to contribute 2,800,000 of the Axess Shares to the Company.

         At the Closing, the Company, Investor and Axess will enter into a registration rights agreement substantially in the form of Exhibit C hereto (the "Registration Rights Agreement") providing for the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Shares, the shares of Common Stock issuable upon exercise of the Investor Warrants (the "Investor Warrant Shares"), the shares of Common Stock issuable upon conversion of the Preferred Stock (the "Axess Conversion Shares" and together with the Investor Warrant Shares, the "Additional Shares") and the Axess Shares (which term shall be deemed to include, without limitation, the Axess Reissue Shares), and the Company, Investor and Axess will enter into a stockholders' agreement substantially in the form of Exhibit D hereto (the "Stockholders' Agreement") with respect to certain matters relating to shares of Common Stock and Preferred Stock owned or to be owned by such stockholders and including the agreement of Investor and Axess to vote their respective shares in favor of the matters submitted for Stockholder Approval.

         The Preferred Stock Warrant and the Axess Reissue Shares are sometimes referred to herein collectively as the "Axess Securities" and the Investor Securities and the Axess Securities are sometimes referred to herein collectively as the "Securities." The purchase and sale of the Investor Securities and the Issuance of the Axess Securities in each case on the Closing Date is sometimes hereinafter referred to as the "Investment Transactions".

         THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:


                                   ARTICLE I

                             PRINCIPAL TRANSACTIONS

    Section 1.1. Sale and Purchase of Investor Securities. (a) Subject to the terms and conditions set forth herein, at the Closing (as hereinafter defined), the Company will issue and sell to Investor, and Investor will purchase, the Investor Shares and the Investor Warrants. The Investor Shares and the Investor Warrants are referred to collectively herein as the "Investor Securities".

                 (b) The aggregate purchase price for the Investor Securities to be paid by Investor pursuant to this Agreement is one million eight hundred and twenty five thousand dollars ($1,825,000) (the "Purchase Price"). The Purchase Price

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shall be allocated $1,750,000 as to the Investor Shares and $50,000 as to the
Investor A Warrants and $25,000 as to the Investor B Warrants.

    Section 1.2. Cancellation of Axess Debt. (a) Subject to the terms and conditions set forth herein, and in full and complete satisfaction of the Axess Debt, at the Closing (i) the Company will pay to Axess in respect of the Axess Debt the amount of $3,500,000 (the "Cash Repayment") and will issue to Axess the PCR Product Line Note, and (ii) the Company will issue to Axess the Preferred Stock Warrant.

                 (b) At Closing, Axess will deliver a release of the Company and its subsidiaries of the Axess Debt in a form reasonably satisfactory to Investor (the "Debt Release").

    Section 1.3. Contribution of Axess Shares. At the Closing, Axess will irrevocably contribute and deliver to the Company, 2,800,000 of the Axess Shares (the "Axess First Contributed Shares") in order to lessen the dilution to the stockholders of the Company resulting from the transactions contemplated hereunder. Upon contribution and delivery to the Company in accordance with the terms of the Agreement, the Company will take all necessary action such that the Axess First Contributed Shares will revert to the status of authorized and unissued shares.

    Section 1.4. Second Contribution of Axess Shares. At or prior to the Closing, Axess will irrevocably contribute and deliver to the Company, 4,400,000 Axess Shares (the "Axess Second Contributed Shares"). The Axess Second Contributed Shares shall be in addition to the Axess First Contributed Shares. Upon contribution and delivery to the Company, in accordance with the terms of the Agreement, the Company will take all necessary action such that the Axess Second Contributed Shares will revert to the status of authorized and unissued shares. In exchange for the Axess Second Contributed Shares, and simultaneously therewith, the Company agrees to reissue to Axess the Axess Reissue Shares promptly following Stockholder Approval and the effectiveness of the Charter Amendment.

    Section 1.5. Closing. The closing of the Investment Transactions (the "Closing") will take place at the offices of Dechert Price & Rhoads, 30 Rockefeller Plaza, New York, New York at 10:00 am on the first business day after the conditions to the Closing set forth in Sections 5.1, 5.2 and 5.3 hereof shall have been satisfied or waived in writing, or on such other date or time or at such other location as may be agreed by the parties hereto (the "Closing Date").

    Section 1.6. Closing Deliveries. At the Closing, subject to the terms and conditions of this Agreement and the other agreements executed and delivered in connection herewith (the "Ancillary Agreements") and in addition to any other requirements hereunder or thereunder:

                 (a) the Company will deliver to the Investor:

                     (i) one or more certificates registered in Investor's name (or the name of any nominee of Investor) evidencing the Investor Shares;

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                     (ii) one or more certificates registered in Investor's name
(or the name of any nominee of Investor) evidencing the Warrants; and

                     (iii) the other deliveries contemplated to be delivered by the Company to the Investor pursuant to this Agreement.

                 (b) the Company will deliver to Axess:

                     (i) the Cash Repayment, by wire transfer of immediately available funds to an account designated by Axess not less than two business days prior to the Closing;

                     (ii) the PCR Product Line Note;

                     (iii) one or more certificates evidencing the Preferred Stock Warrant registered in Axess's name (or the name of any nominee of Axess); and

                     (iv) the other deliveries contemplated to be delivered by the Company to Axess on the Closing Date pursuant to this Agreement.

                 (c) The Investor will deliver to the Company:

                     (i) the Purchase Price by wire transfer of immediately available funds to an account designated by the Company not less than two business days prior to the Closing; and

                     (ii) the other deliveries contemplated to be delivered by Investor to the Company pursuant to this Agreement; and

                 (d) Axess will deliver to the Company:

                     (i) one or more certificates evidencing an aggregate of 7,200,000 of the Axess Shares (the "Contributed Shares") with duly executed stock powers executed in blank and any required stock transfer tax stamps attached;

                     (ii) the Debt Release; and

                     (iii) the other deliveries contemplated to be delivered by Axess to the Company pursuant to this Agreement.

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


                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Simultaneously with the execution and delivery of this Agreement, the Company is delivering to Investor disclosure schedules (the "Company Disclosure Schedules") setting forth the disclosures contemplated by certain Sections of this Article II. The Investor shall be deemed to have knowledge of all information specifically disclosed in the Company Disclosure Schedules whether or not specifically referenced in any single representation or warranty to the extent such knowledge may be fairly implied from such disclosure.

         The Company hereby represents and warrants to Investor as follows:

    Section 2.1. Organization and Qualification.

                 (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey and has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified or in good standing will not have a Material Adverse Effect.

                 (b) Schedule 2.1(b) sets forth a true and complete list of each of the Company's subsidiaries (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Subsidiaries"). Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power to carry on its business as it is now being conducted. Each Subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary except where the failure to be so qualified or in good standing will not have a Material Adverse Effect. Except as set forth on Schedule 2.1(b), all of the outstanding shares of capital stock of each Subsidiary have been validly issued, are fully paid and non-assessable and are wholly-owned, either directly or indirectly, by the Company, free and clear of all pledges, claims, equities, options, liens, charges, rights of first refusal, "tag" or "drag" along rights, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its Subsidiaries or as otherwise set forth in
Schedule 2.1(b), neither the Company nor any Subsidiary owns, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

                 (c) The Company has delivered to Investor complete and correct copies of the Certificate of Incorporation and Bylaws, or comparable charter or organizational document, for itself and its Subsidiaries, in each case as currently in effect.

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


    Section 2.2. Capitalization.

                 (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and no other shares of capital stock. As of the date hereof and immediately prior to the Closing, (i) 13,161,739 shares of Common Stock are issued and outstanding; (ii) options to purchase an aggregate of 430,900 shares of Common Stock are outstanding under the Company's 1996 Stock Option Plan (the "1996 Plan"), 500,000 shares of Common Stock are reserved for issuance upon the exercise of outstanding options under the 1996 Plan, and except as set forth on Schedule 2.2, there are no stock appreciation rights or limited stock appreciation rights outstanding other than those attached to options under the 1996 Plan; (iii) no shares of Common Stock are held by the Company in its treasury; and (iv) no shares of capital stock of the Company are held by the Company's Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with or separate from the stockholders of the Company on any matter except as set forth on Schedule 2.2. Except as set forth on Schedule 2.2, since December 31, 1998, the Company (i) has not issued any shares of Common Stock other than upon the exercise of options issued under the 1996 Plan, (ii) has not split, combined or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no other shares of capital stock of the Company, no securities of the Company convertible or exchangeable for shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries except as set forth on Schedule 2.2. There are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the 1996 Plan or any other outstanding stock related awards. Other than the issuance of the Securities in connection with the transactions contemplated hereunder, and other than upon the exercise of options issued under the 1996 Plan, after the Closing, neither the Company nor any Subsidiary will have any obligation to issue, transfer or sell any shares of capital stock of the Company or any Subsidiary pursuant to any Benefit Plan (as defined). Except as contemplated by this Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

                 (b) Except as may exist pursuant to this Agreement, any Ancillary Agreement (as defined) or as set forth on Schedule 2.2, there are not any outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire, or providing preemptive or registration rights with respect to, any shares of capital stock of the Company or any of its Subsidiaries. Except as set forth on Schedule 2.2, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities or the Additional Shares. The Company and the Subsidiaries do not have outstanding

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any loans to any Person (as defined) in respect of the purchase of securities issued by the Company and the Subsidiaries.

    Section 2.3. Authorization and Validity. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the Charter Amendment (as hereinafter defined), the issuance of the Securities and the reservation of the Additional Shares) have been duly and validly authorized by the Board of Directors of the Company (the "Board of Directors"), and, except as set forth in Section 4.3, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby, except for the Stockholder Approval with respect to the issuance of the Investor Warrant Shares and the Axess Conversion Shares). This Agreement has been, and any Ancillary Agreement at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Agreements each constitute a valid and binding obligation of Investor) constitutes and will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    Section 2.4. Issuance of Investor Securities. The Investor Securities, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof. Upon issuance in accordance with the terms of the applicable Investor Warrant, and (in the case of the Investor B Warrants) subject to obtaining the Stockholder Approval and the effectiveness of the Charter Amendment, the Investor Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances and will not be subject to preemptive rights or other similar rights of stockholders of the Company and will not impose personal liability upon the holder thereof. No stockholder of the Company will be entitled to appraisal or similar rights as a result of the issuance of the Investor Securities.

    Section 2.5. Absence of Certain Changes. Except as disclosed in the SEC Documents (as defined) or in a separate writing from the Company to Investor, since December 31, 1998, the Company and its Subsidiaries have conducted their business only in the ordinary course of such business consistent with past practices, and there has not been (a) any Material Adverse Effect suffered by the Company or any of its Subsidiaries; (b) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any shares of Common Stock or other equity securities of the Company; (c) any entry into any agreement, commitment or transaction by the Company or any of its Subsidiaries which is material to the Company and its subsidiaries taken as a

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whole, whether or not in the ordinary course of business; (d) any split, combination or reclassification of the Company's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (e)(i) any granting by the Company or any of its Subsidiaries to any director, officer or employee of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (ii) any granting by the Company or any of its Subsidiaries to any officer or employee of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, or (iii) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any officer or employee; (f) any damage, destruction or loss, whether or not covered by insurance, (g) any material change in accounting methods, principles or practices by the Company; or (h) any revaluation by the Company or any of its Subsidiaries of their respective assets, including without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices. Since March 31, 1999, the Company has not made any payments of principal, interest or otherwise in respect of the Axess Debt.

    Section 2.6. Reports and Financial Statements. (a) Except as set forth in
Schedule 2.6(a), the Company has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") required to be filed by it pursuant to the federal securities laws and the rules and regulations promulgated thereunder (collectively, the "SEC Documents"), all of which have complied as of their respective filing dates in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder. None of such forms, reports or documents at the time filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, that, if any such form, report or document has been amended by a later-filed SEC Document filed and publicly available prior to the date hereof, then the representation contained in this sentence shall not apply to such form, report or document, but shall apply to such later-filed SEC Document at the time filed. Except to the extent that information contained in any SEC Document has been revised or superseded by a later-filed SEC Document, none of the SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated

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results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments), provided, that, if any such financial statements have been restated in a later-filed SEC Document filed and publicly available prior to the date hereof, then the representation contained in this sentence shall not apply to such financial statements, but shall apply to such restated financial statements in such later-filed SEC Document at the time filed. All SEC Documents filed with the SEC by the Company on or after December 31, 1998 are listed on Schedule 2.6(a).

                 (b) The unaudited financial statements of the Company as at and for the period ended November 30, 1999, including without limitation the Company's unaudited balance sheet as at November 30, 1999 (the "November Balance Sheet"), previously provided to Investor, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the date thereof and the consolidated results of their operations and cash flows for the periods then ended. Except as set forth in Schedule 2.6, neither the Company nor any of its Subsidiaries has any liabilities or obligations, contingent or otherwise, which are not reflected on the November Balance Sheet that would result in a Material Adverse Effect.

                 (c) The receivables of the Company are bona fide, collectible receivables, arose out of arms-length transactions in the ordinary course of business consistent with past practice, and are recorded correctly on the Company's books and records, subject to the limitations set forth on Schedule 2.6(c). Such receivables are not subject to any counterclaim or setoff not reflected in the reserves set forth on the Company's financial statements.

                 (d) The finished goods contained in the inventory of the Company are saleable in the ordinary course of business at prevailing market conditions, subject to the limitations set forth on Schedule 2.6(d). The inventory of the Company has been valued in the financial statements at the lower of cost (FIFO) or market and in a consistent manner with respect to all periods covered thereby. Schedule 2.6(d) sets forth the Company's practices and procedures with respect to the valuation of inventory. The Company is not under any liability or obligation with respect to the return of any material portion of any inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers, except for loaners and demos in the possession of customers with an aggregate value of less than $360,000. Except as described on
Schedule 2.6(d) no inventory of the Company is on consignment.

    Section 2.7. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or any of the Ancillary Agreements by the Company nor the consummation of the transactions contemplated hereby or thereby (including the issuance of the Securities and, upon exercise of the Warrants and/or conversion of the Preferred Stock in accordance with the terms thereof), the securities issuable thereunder) will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets or the Company or any of its Subsidiaries under, (a) the

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


Certificate of Incorporation, or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or their respective properties or assets, except as set forth on Schedule 2.7 or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority, entity or agency, domestic or foreign (including, without limitation, the SEC and NASDAQ) (a "Governmental Entity"), is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the Ancillary Agreements by the Company or the consummation by the Company of the transactions contemplated hereby or thereby, except for a vote of the stockholders in connection with the Charter Amendment, the filing, review by the SEC and mailing of the 14f Statement (as hereinafter defined) and of the Proxy Statement (as hereinafter defined) pursuant to this Agreement, and compliance with ISRA (as described below).

    Section 2.8. Brokerage Fees and Commissions. No person is entitled to receive from the Company or its Subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby, except for $500,000 (plus $50,000 for a fairness opinion related to this transaction) plus expenses capped at $50,000) payable to Wm. Sword & Co. Incorporated, which fee will be paid by the Company.

    Section 2.9. Litigation. Except as set forth in Schedule 2.9, (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively, "Litigation") by a third party other than a Governmental Entity pending or, to the knowledge of the Company, threatened in writing or verbally against the Company or any of its Subsidiaries, at law or in equity, and (ii) there is no Litigation by a Governmental Entity pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, at law or at equity, nor does the Company or its Subsidiaries have knowledge of any facts or circumstances that it believes would be likely to form the basis for any Litigation described in the preceding clauses (i) and (ii). Except as set forth in Schedule 2.9, no Governmental Entity has indicated an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries. Schedule 2.9 contains a complete and accurate description of all existing Litigation, including whether such Litigation is covered by insurance and the deductible, if any, applicable to such claim.

    Section 2.10. Absence of Changes in Benefit Plans. Except as disclosed in the SEC Documents or as set forth on Schedule 2.10, since December 31, 1998, there has not been any adoption or amendment by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance,

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


disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries is liable which would materially increase costs under such plan, arrangement or understanding or, as to any plan intended to be qualified under section 401(a) of the Code (as hereafter defined), adversely affect such plan's qualified status. Except as disclosed on Schedule 2.10 and in the SEC Documents, there exist no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any officer or employee, including any current or former officer or director of either of the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable.

    Section 2.11. ERISA Compliance. (a) Schedule 2.11(a) sets forth a complete list of all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), employment contracts, bonus, pension, profit sharing, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control or other employee benefit plans, programs or arrangements, including, but not limited to, those providing medical, dental, vision, disability, life insurance and vacation benefits (other than those required to be maintained by law), whether written or unwritten, qualified or unqualified, funded or unfunded, foreign or domestic currently maintained, or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414 of the Internal Revenue Code of 1986, as amended (the "Code") (each an "ERISA Affiliate") for the benefit of any current or former employees, officers or directors of the Company or any of its subsidiaries or with respect to which the Company or any of its ERISA Affiliates has any liability (collectively, the "Benefit Plans"). No Benefit Plan is a union sponsored benefit plan or "multiemployer plan" (as defined in Section 3(37) of ERISA), and neither the Company nor any ERISA Affiliate has at any time contributed to or been required to contribute to any multiemployer plan. The Company will, make available to Investor at its request true, complete and correct copies of each Benefit Plan and any related trust agreement and annuity contract and (to the extent applicable) a copy of each Benefit Plan's current summary plan description. In addition, to the extent applicable, the Company will provide to Investor where reasonably requested by Investor a copy of the most recent IRS determination letter issued to each Benefit Plan and a copy of the most recently filed IRS Form 5500 together with all schedules, actuarial reports and accountants' statements for each Benefit Plan.

                 (b) Each Benefit Plan has been administered in all material respects in accordance with its terms. The Company, each ERISA Affiliate and all the Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA and the Code.

                 (c) Except as set forth on Schedule 2.11(c), all Benefit Plans intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

                 (d) No Benefit Plan had, as of it most recent valuation date, an "unfunded benefit liability" (as such term is defined in Section 4001(a)(18) of ERISA) and neither the Company nor any of its Subsidiaries is aware of any facts or circumstances that could adversely change the funded status of any such Benefit Plans.

                 (e) None of the Company, any ERISA Affiliate, any officer of the Company or any of its Subsidiaries or any of the Benefit Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any ERISA Affiliate or any officer of the Company or any of its Subsidiaries or Investor to tax or penalty under ERISA, the Code or other applicable law. Neither any of such Benefit Plans nor any of such trusts has been terminated during the last five years.

                 (f) With respect to any Benefit Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA), (i) no such Benefit Plan is funded through a "welfare benefit fund," as such term is defined in
Section 419(e) of the Code, (ii) each such Benefit Plan that is a "group health plan," as such term is defined in Section 5000(b)(l) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, (iii) no such Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of employment or retirement other than (A) coverage mandated by law or (B) death or retirement benefits under a Benefit Plan qualified under Section 401(a) of the Code, and
(iv) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated at any time without material liability to the Company or any of its Subsidiaries.

                 (g) Except as set forth on Schedule 2.11(g), neither the Company nor any ERISA Affiliate has, within the prior six years, (i) maintained or contributed to any employee pension benefit plan subject to Title IV of ERISA or Code Section 412 or (ii) been required to contribute to, or incurred any withdrawal liability within the meaning of ERISA Section 4201, including any contingent liability within the meaning of ERISA Section 4201, to any multiemployer plan as defined in ERISA Section 3(37).

                 (h) Except as set forth on Schedule 2.11(h), there are no pending investigations by any Governmental Entity involving the Benefit Plans, no termination proceedings involving the Benefit Plans, and no threatened or pending claims (except for claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan which would give rise to any material liability, nor, to the knowledge of the Company or any

ERISA Affiliate, are there any facts which could give rise to any material liability in the event of any such investigation, claim, suit or proceeding.

                 (i) Each employee pension, retirement, severance, incentive compensation, disability, death benefit, medical or other employee plan, agreement or arrangement, subject to non-U.S. law for which the Company, its Subsidiaries or Affiliates has any liability, has been administered in all material respects in accordance with its terms and applicable law, and except as set forth in the November Balance Sheet or on Schedule 2.11(a), there are no material liabilities in respect of such plans, agreements or arrangements.

    Section 2.12. Taxes. Except as set forth on Schedule 2.12,

                 (a) The Company and each of its Subsidiaries have filed all income tax returns and all other tax returns and reports required to be filed by it. All such returns are complete and correct in all material respects. The Company and each of its Subsidiaries have paid (or the Company has paid on their behalf) all taxes due for the periods for which such returns were filed and all material taxes for which no return was required to be filed, and the most recent financial statements contained in the SEC Documents reflect an adequate reserve for all taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the date of the most recent financial statement contained in the SEC Documents, the Company and each of its Subsidiaries have not incurred any liability for Taxes other than Taxes attributable to the operation of their respective businesses in the ordinary course.

                 (b) No material deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its Subsidiaries consolidated in such returns have been filed with the Internal Revenue Service for all years through 1998, and have not been examined for any year for which the statute of limitations has not expired.

                 (c) As used in this Agreement, "Taxes" shall include all Federal, state, local and foreign income, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever including, without limitation, interest, penalties and additions to tax with respect thereto.

                 (d) The Company is not a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

    Section 2.13. No Excess Parachute Payments; Termination Payments; Section 162(m) of the Code. Any amount that could be received (whether in cash or property or the vesting of property) by any employee, officer or director of either of the Company or any of their affiliates who is a "disqualified individual" (as is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan would not be characterized as an "excess parachute payment" (as is defined in Section 280G(b)(1) of the Code). Except as set forth on Schedule 2.13, there are no payments that the Company or any of its Subsidiaries is or would be required to make to any of the Company's or any Subsidiary's current or former employees or to any third party which payment is contingent upon a change of control of the Company or any of its Subsidiaries or payable as a result of the transactions contemplated by this Agreement. The disallowance of a deduction under Section 162(m) of the Code for employee remuneration will not apply to any amount paid or payable by the Company or any of its Subsidiaries under any commitment, program, arrangement or understanding.

    Section 2.14. (a) The Company and its Subsidiaries have in effect all material Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits"), necessary for them to own, lease or operate their properties and assets and to carry on their business as now conducted, and there has occurred no default under any such Permit except immaterial defaults that individually or in the aggregate have no significant effect on the operations or assets of the Company, except as set forth on Schedule 2.14(a). Except as disclosed in the SEC Documents, each of the Company and its Subsidiaries is in material compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity. The Company and its Subsidiaries have obtained and maintained all material Environmental Permits required by Environmental Law or otherwise with respect to their respective properties, assets, businesses and operations. All Environmental Permits are listed on Schedule 2.14(b). The Company and its Subsidiaries have filed all applications for renewal of Environmental Permits which applications are required to be filed as of the date hereof. The term "Environmental Permit" means any permit, license, approval or other authorization required under any Environmental Law (as defined below).

                 (b) Each of the Company and its Subsidiaries and their respective properties, assets, businesses and operations is, and has been, and each of the Company's former subsidiaries, while subsidiaries of the Company and their respective properties, assets, businesses and operations, was, in compliance with all applicable Environmental Laws and Environmental Permits, except for noncompliance which would not have a Material Adverse Effect. The term "Environmental Laws" means any applicable Federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, injunction or other authorization, including the requirement to register underground storage tanks, relating to: (i) pollution or protection of health or the environment, the Release or threatened Release of Hazardous Material (as hereinafter defined) into the environment, including, without limitation, into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; or (ii) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Material.

                 (c) During the period of ownership or operation by the Company and its subsidiaries of any of their respective current or previously-owned properties, there have been no unpermitted Releases of Hazardous Material in, on, under, from or affecting such properties that would have a Material Adverse Effect. To the best of its knowledge and belief, prior to the period of ownership by the Company and its subsidiaries of any of their respective current or previously-owned properties there were no releases of Hazardous Material in, on, under, from or affecting any such property except as set forth on Schedule 2.14(c). The term "Release" means any release as defined in 42 U.S.C. ss. 9601(22) but excluding the exceptions in ss. 9601(22)(A) - (D), and the term "Hazardous Material" means (i) hazardous materials, pollutants or contaminants, medical, hazardous or infectious wastes, hazardous waste constituents, hazardous chemicals, hazardous or toxic pollutants, and hazardous or toxic substances as those terms are defined in or regulated by Environmental Laws, including the following statutes and their implementing regulations: the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"), the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq., the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq. and the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.,
(ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) radioactive materials including, without limitation, source byproduct or special nuclear materials and
(v) pesticides.

                 (d) Except as disclosed on Schedule 2.14(d), (i) the Company and its current Subsidiaries and their current or former respective properties, assets, businesses and operations have not received notice of any Environmental Claims (direct or contingent), and the Company and its Subsidiaries are not subject to any Environmental Liabilities arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof, including without limitation, any such Environmental Claims or Environmental Liabilities arising from or based upon the ownership or operation of assets, businesses or properties of the Company or any Subsidiary or their respective predecessors, and (ii) neither the Company nor any of its current or former Subsidiaries has received any notice of any violation of any Environmental Law or Environmental Permit or any Environmental Claim in connection with their respective, current or former assets, properties, businesses or operations, or, in each case, those of their respective predecessors. The Company and its subsidiaries have disclosed on Schedule 2.14(d) and provided Investor copies of all known environmental assessment reports prepared by or for the Company, its consultants, its current or former subsidiaries of their consultants since January 1, 1994 or in the possession or control of the Company or its Subsidiaries or Axess regarding the environmental condition of the Company's or its current or former Subsidiaries' current or former Subsidiaries' current or former properties or relating to their current or former activities. The Company, its Subsidiaries and Axess are not aware of any material inaccuracy or omission in the Environmental Reports. The Company makes no other representation or warranty as to the accuracy or completeness of any such reports and has no duty to update such reports. The term "Environmental Claim" means any third party (including governmental agencies, regulatory agencies and employees) action, lawsuit, claim, proceeding, demand or notice (including claims or proceedings under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous

Material; (v) the safety or health of employees; or (vi) the manufacture, processing, distribution in commerce, use, or storage of chemical or other Hazardous Material. An "Environmental Claim" includes, but is not limited, to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit of the Company or any of its Subsidiaries, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of such an Environmental Permit as alleged by a Federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority. Environmental Claim shall also include a request for information or notice of potential responsibility under CERCLA or any other Environmental Law. The term "Environmental Liabilities" includes all costs arising from any Environmental Claim, any liability assumed by contract, or violation or alleged violation or circumstance or condition which would give rise to a violation or liability under any Environmental Permit or Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, including reasonable attorney's fees and court costs.

                 (e) Neither the current nor previously owned properties of the Company and its current and former Subsidiaries is listed or the Company or any Subsidiary has received notice that such property is proposed for listing on the National Priority List promulgated pursuant to CERCLA, nor listed on CERCLIS or on any state list of sites requiring environmental investigation or remediation. To the best of the Company's best knowledge (without investigation), no location to which Hazardous Materials generated by or on behalf of Company or any of its current or former subsidiaries was transported and disposed is listed or proposed for listing on the National Priority List, on CERCLIS or on any state list of sites requiring environmental investigation or remediation.

    Section 2.15. Contracts; Debt Instruments. (a) All contracts, agreements, loan or credit agreements, notes, bonds, mortgages, indentures, leases, or any other contract, agreement, arrangement or understanding, to which the Company or any Subsidiary is a party or by which it or any of its properties or assets is bound (collectively, "Company Contracts") that is or was required to be filed with any SEC Document have been so filed. Schedule 2.15(i) lists each Company Contract, whether or not in writing, not otherwise identified in any Schedule to this Agreement or included in the SEC Documents and which involves in excess of $100,000 (other than ordinary course purchase and sales contracts) or is otherwise material to the Company. Except as set forth on Schedule 2.15(ii), neither the Company nor any of its Subsidiaries is in violation of or in default under any Company Contract nor is there any event or condition which upon the passage of time or the giving of notice, or both, would cause such a violation of or default under) any Company Contract. Except as set forth on Schedule 2.15(a), neither the Company nor any of its Subsidiaries is a party to, or bound by, any contract or agreement that materially limits the ability of the Company directly or through any of its Subsidiaries to compete in any line of business or with any person in any geographic area during any period of time. The Company is not aware of any indemnification, breach of contract or similar claims by or against the Company or any of its Subsidiaries which are pending or threatened (or which could be reasonably expected to be made in the future) with respect to the acquisition of any business by the Company.

                 (b) Set forth on Schedule 2.15(b) of this Agreement is (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and (ii) the respective principal amounts currently outstanding thereunder. For purposes of this Section 2.15, "indebtedness" shall mean, with respect to any Person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person upon which interest charges are customarily paid, (iv) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (v) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (vi) all capitalized lease obligations of such person, (vii) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (viii) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (ix) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (x) all guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other person.

    Section 2.16. Labor Matters. Except as set forth on Schedule 2.16 and as disclosed in the SEC Documents, no employee of the Company or any of its Subsidiaries is represented by any union or other labor organization. There is no labor strike, dispute, material slowdown, representation campaign or material work stoppage pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has experienced any material work stoppage since December 31, 1997.

    Section 2.17. Title to Properties. (a) The Company and its Subsidiaries have good, valid and marketable title to, or valid leasehold interests in, all their material properties and assets except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances or impediments that, in the aggregate, do not and will not materially interfere with its ability to conduct its business as currently conducted. Except for the properties listed on Schedule 2.17(a), neither the Company nor its current or former subsidiaries has owned, leased or occupied property other than administrative or sales offices since January 1, 1990. Except as set forth in Schedule 2.17(a), all such material properties and assets, other than properties and assets in which the Company or any of its

Subsidiaries has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and its Subsidiaries to conduct business as currently conducted.

                 (b) Except as set forth on Schedule 2.17(b), each of the Company and its Subsidiaries has complied in all material respects with the terms of all material real property leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all such material real property leases.

    Section 2.18. Insurance Policies. The Company and each of its Subsidiaries maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. A complete list of all material insurance policies, including deductibles applicable to such policies, is set forth in Schedule 2.18. Neither the Company nor any of its Subsidiaries is now liable, nor, to the Company's knowledge, will any of them become liable, for any retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, all premiums owing in respect thereof have been timely paid, and neither the Company nor any of its Subsidiaries has received any notice of premium increase or cancellation with respect to any of its insurance policies or bonds except as set forth on
Schedule 2.18. There are no claims pending as to which the insurer has denied liability or is reserving its rights, and all claims have been timely and properly filed. Within the last three years, neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that their existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought.

    Section 2.19. Patents, Trademarks, Trade Names, Etc. The Company and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, trademarks, trade names, domain names, copyrights, technology, know-how and processes used in the operation of their businesses (collectively, "Intellectual Property"). All material patents, trademarks, trade names, domain names and copyrights and any applications and/or registrations for the same included in the Intellectual Property are listed on Schedule 2.19. The consummation of the transactions contemplated by this Agreement will not alter or impair any Intellectual Property rights of the Company. Except as set forth on Schedule 2.19, no claims have been asserted by, and to the knowledge of the Company no claims are pending or have been threatened by, any Person to the use of any Intellectual Property owned or used by the Company or its Subsidiaries or challenging or questioning the validity or effectiveness of any license or agreement relating thereto to which the Company or its Subsidiaries is a party and which would have a Material Adverse Effect. Except as disclosed on Schedule 2.19, to the knowledge of the Company no Person infringes or has infringed upon or acts or has acted adversely to any rights of the Company in and to Intellectual Property owned or used by the Company.

    Section 2.20. Anti-takeover, Statute. Assuming the representations and warranties of the Investor set forth in Section 3.6 hereof are true and correct in all material respects, Article 14A-10A of the New Jersey General Corporation

Law (the "NJGCL") does not prohibit the Company from entering into or from consummating the transactions contemplated hereby.

    Section 2.21. Vote of Company Stockholders. No vote of the stockholders of the Company is required by any law, the Restated Certificate of Incorporation or By-Laws of the Company or pursuant to the rules and regulations of any Governmental Entity to approve the transactions contemplated by this Agreement or the Ancillary Agreements to take place at the Closing.

    Section 2.22. Disclosure. This Agreement and the Schedules furnished by the Company or any of its Subsidiaries pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements contained herein, in the light of the circumstances under which they were made, not misleading.

    Section 2.23. Acknowledgment Regarding Investors' Purchase of Securities. The Company acknowledges and agrees that Investor is acting solely in the capacity of an arm's length purchaser with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby. The Company further acknowledges that Investor is not acting as a financial advisor of the Company (or in any similar capacity) with respect to this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and any statement made by Investor or any of its respective representatives or agents in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby is not advice or a recommendation and is merely incidental to the Investor's purchase of securities hereunder. The Company further represents to Investor that the Company's decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

    Section 2.24. No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities or any of the Additional Shares to Investor. The issuance of the Securities and the Additional Shares to Investor will not be integrated with any other issuance of the Company's securities prior to the Closing Date for purposes of the Securities Act or the Exchange Act or any stockholder approval provisions applicable to the Company or its securities.

    Section 2.25. Year 2000. All computer software used by the Company and its Subsidiaries in the conduct of their businesses is capable of accurately processing, calculating, manipulating, and storing, and exchanging with other software so capable, date/time data from, into, between and through the twentieth and twenty-first centuries, including, without limitation, the years 1999, 2000 and 2001 and any leap year calculations, except as provided on
Schedule 2.25.

    Section 2.26. Information Supplied in 14f Statement and Proxy Statement. The 14f Statement and the Proxy Statement (or any amendment thereof or supplement thereto), at the date of mailing to shareholders of the Company and at the time of the Special Meeting (as hereinafter defined) to be held in connection with the Stockholder Approval, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to statements made based on information supplied by Axess or Investor in writing specifically for inclusion in the 14f Statement or the Proxy Statement, as the case may be. The 14f Statement and the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         The Company hereby represents and warrants to Axess as follows, based upon and subject to the accuracy of the Company's representations to Investor set forth in Sections 2.1, 2.2 and 2.3:

    Section 2.27. Issuance of Axess Securities. The Axess Securities, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and free from all stock transfer taxes, and free of any liens, claims and encumbrances to the extent first created by the Company after the Closing Date. Upon issuance in accordance with the terms of the applicable Axess Security, and subject to obtaining the Stockholder Approval and the effectiveness of the Charter Amendment, the Axess Conversion Shares and the Axess Reissue Shares will be duly authorized, validly issued, fully paid and non-assessable, and free from all stock transfer taxes, and any liens, claims and encumbrances to the extent first created by the Company after the Closing Date, and will not impose personal liability upon the holder thereof.

                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF THE INVESTOR AND AXESS

         The Investor represents and warrants to the Company and Axess as follows:

    Section 3.1. Authorization and Validity. Investor is a duly organized and validly existing limited liability company in good standing under the laws of the State of Connecticut. Investor has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith, including without limitation the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Investor and the consummation by Investor of the transactions contemplated hereby and thereby have been duly and validly authorized by Investor, and no other proceedings on the part of Investor are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Agreement at the time of execution will have been, duly and validly executed and delivered by Investor, and (assuming this Agreement and such Ancillary Agreements each constitutes a valid and binding obligation of the Company) constitute and will constitute the valid and binding obligations of Investor, enforceable against Investor in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

    Section 3.2. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Investor nor the consummation of the transactions contemplated hereby will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Investor under, (a) the organizational documents of Investor, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Investor or its properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Investor or its properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights or Liens that individually or in the aggregate would not have a material adverse effect on the ability of Investor to consummate the transactions contemplated hereby or by the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Investor in connection with its execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for any filing required under Sections 13(d) and 16(a) of the Exchange Act.

    Section 3.3. Private Placement. Investor is acquiring the Investor Securities in a transaction intended to be exempt from registration under the Securities Act by virtue of the provisions of Section 4(2) of the Securities Act. Investor understands and acknowledges that the Investor Securities and any Investor Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available. Investor, and each member of Investor, is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Investor confirms that (i) it is familiar with the business of the Company, (ii) it has had the opportunity to ask questions of officers and directors of the Company and to obtain information about the business and financial condition of the Company as it has reasonably requested, and (iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Investor Securities. Investor acknowledges that all certificates representing Investor Securities and any Investor Warrant Shares shall bear the following legend in addition to any other legend required under applicable law or any Ancillary Agreement:

              THESE SECURITIES HAVE NOT BEEN REGISTERED
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED
              (THE "SECURITIES ACT"), OR THE SECURITIES LAWS

              OF ANY STATE AND MAY NOT BE TRANSFERRED
              WITHOUT REGISTRATION UNDER THE SECURITIES ACT
              OR STATE SECURITIES LAWS OR AN OPINION OF
              COUNSEL, SATISFACTORY TO THE COMPANY, THAT
              SUCH REGISTRATION IS NOT REQUIRED.

    Section 3.4. Investment Intent. The Investor Securities are being, and any Investor Warrant Shares will be, acquired by Investor for its own account, and not with a view to any distribution thereof that would violate the Securities Act or the applicable securities laws of any state. The Investor will not distribute the Investor Securities or any Investor Warrant Shares in violation of the Securities Act or the applicable securities laws of any state.

    Section 3.5. Certain Information. Any information supplied by Investor in writing specifically for inclusion in the 14f Statement or the Proxy Statement, as the case may be (or in any amendment thereof or supplement thereto), at the date of mailing to shareholders of the Company and at the time of the Special Meeting (as hereinafter defined) to be held in connection with the Charter Amendment, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    Section 3.6. Interested Stockholder. Immediately prior to the execution of this Agreement, the Investor is not the beneficial owner, as such term is defined in Section 14A:10A-3(j) of the NJGCL, of ten percent or more of the voting power of the Company, as reflected in the most recent SEC Filings, of any class of voting security of the Company.

      Axess represents and warrants to the Company and Investor as follows:

    Section 3.7. Authorization and Validity. Axess is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware. Axess has the requisite corporate power and corporate authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith, including without limitation the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements by Axess and the consummation by Axess of the transactions contemplated hereby and thereby have been duly and validly authorized by Axess, and no other proceedings on the part of Axess are necessary to authorize this Agreement and the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Agreement at the time of execution will have been, duly and validly executed and delivered by Axess, and constitute and will constitute the valid and binding obligations of Axess, enforceable against Axess in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Axess has good and marketable title to the Contributed Shares, free and clear of any lien, security interest, or other right or adverse interest or claim of any person of any nature whatsoever (collectively, "Liens"), and when transferred to the Company, the Contributed Shares will be owned by the Company free and clear of any Liens, and will revert to the status of authorized but unissued shares. There are no options, proxies, voting trusts or other agreements, Liens, or understandings with respect to the issuance, transfer or voting of the Contributed Shares.

    Section 3.8. Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by Axess nor the consummation of the transactions contemplated hereby will result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Axess under, (a) the organizational documents of Axess, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Axess or its properties or assets or (c) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Axess or its properties or assets, other than, in the case of clauses (b) or (c), any such violations, defaults, rights or Liens that individually or in the aggregate would not have a material adverse effect on the ability of Axess to consummate the transactions contemplated hereby or by the Ancillary Agreements. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by Axess in connection with its execution and delivery of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for any filing required under Sections 13(d) and 16(a) of the Exchange Act.

    Section 3.9. Private Placement. Axess is entering into this Agreement and acquiring the Preferred Stock Warrant in a transaction intended to be exempt from registration under the Securities Act by virtue of the provisions of
Section 4(2) of the Securities Act. Axess understands and acknowledges that the Preferred Stock and any Axess Conversion Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration becomes or is available. Axess is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Axess confirms that (i) it is familiar with the business of the Company, (ii) it has had the opportunity to ask questions of officers and directors of the Company and to obtain information about the business and financial condition of the Company as it has reasonably requested, and (iii) it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Securities. Axess acknowledges that all certificates representing the Preferred Stock Warrant, the Preferred Stock and any Axess Conversion Shares shall bear the following legend in addition to any other legend required under applicable law or any Ancillary Agreement:

              THESE SECURITIES HAVE NOT BEEN REGISTERED
              UNDER THE SECURITIES ACT OF 1933, AS AMENDED
              (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER THE SECURITIES ACT

              OR STATE SECURITIES LAWS OR AN OPINION OF
              COUNSEL, SATISFACTORY TO THE COMPANY, THAT
              SUCH REGISTRATION IS NOT REQUIRED.

    Section 3.10. Certain Information. Any information supplied by Axess in writing specifically for inclusion in the 14f Statement or the Proxy Statement, as the case may be (or in any amendment thereof or supplement thereto), at the date of mailing to shareholders of the Company and at the time of the Special Meeting (as hereinafter defined) to be held in connection with the Charter Amendment, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    Section 3.11. Investment Intent. The Preferred Stock Warrant and any other rights of Axess under this Agreement are being, and the Preferred Stock, the Axess Reissue Shares and any Axess Conversion Shares will be, acquired by Axess for its own account, and not with a view to any distribution thereof that would violate the Securities Act or the applicable securities laws of any state. Axess will not distribute the Preferred Stock or any Axess Conversion Shares in violation of the Securities Act or the applicable securities laws of any state.

                                   ARTICLE IV

                                    COVENANTS

    Section 4.1. Conduct of Business of the Company.

                 (a) From the date of this Agreement to the Closing Date, unless Investor has consented in writing thereto, the Company shall, and shall cause its Subsidiaries to, use all reasonable efforts to keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them consistent with past practice; (iii) promptly notify Investor of the existence of any breach of any representation or warranty contained herein or the occurrence of any event that would cause any representation or warranty contained herein no longer to be true and correct; and (iv) promptly deliver to Investor true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, any internal monthly reports prepared for or delivered to the Board of Directors after the date hereof and monthly financial statements for the Company and its Subsidiaries for and as of each month end subsequent to the date of this Agreement.

                 (b) From and after the date of this Agreement to the Closing Date, unless Investor has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments, or propose any amendments to the foregoing other than as contemplated by this Agreement, (ii) issue, sell or pledge any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock upon the exercise of outstanding options granted pursuant to the 1996 Plan or other instruments disclosed on Schedule 2.2) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any rights to convert or exchange or acquire any securities of the Company or any of its Subsidiaries for any such shares or ownership interest;
(iii) effect any stock split or otherwise change its capitalization as it exists on the date hereof; (iv) grant, confer or award any option, warrant, convertible security or other right to acquire any shares of its capital stock or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan; (v) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests (other than such payments by a wholly-owned Subsidiary); (vi) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries;
(vii) sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries), except for (A) sales of inventory in the ordinary course of business or (B) dispositions of other assets in an amount not to exceed $25,000 in book value in the aggregate (any such sale or disposition described in the preceding clauses (A) and (B) a "Permitted Sale"); (viii) settle or compromise any pending or threatened Litigation, other than settlements which involve solely the payment of money (without admission of liability) not to exceed $5,000 in the aggregate; (ix)acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business under the Company's existing credit agreement; (xi) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company; (xii) make or forgive any loans, advances or capital contributions to, or investments in, any other person; (xiii) make any Tax election or settle any Tax liability; (xiv) waive, amend or allow to lapse any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; (xv) grant any stock related or performance awards; (xvi) enter into any new employment, severance, consulting or salary continuation agreements with any officers, directors or employees or grant any increases in compensation or benefits to employees other than increases in the ordinary course of business in accordance with regularly scheduled periodic increases; (xvii) adopt, amend or terminate any employee benefit plan or arrangement; (xviii) incur any fees or expenses in connection with the transactions contemplated by this Agreement in excess of the fees of Wm. Sword & Company, Inc. as described in Section 2.8, reasonable attorneys fees and any fees required to apply for and obtain the Credit Agreement described in
Section 5.1(m) (which amount shall not include any Expense Fee payable to Investor pursuant to Section 6.3(a)); (xix) make any material changes in the type or amount of their insurance coverages; (xx) make any new capital expenditures other than in accordance with the Company's existing budget and not to exceed $20,000 for any single expenditure and $100,000 in the aggregate;
(xxi) incur any additional indebtedness in an amount greater than $100,000; and
(xxii) agree in writing or otherwise to take any of the foregoing actions or to take any action which would make any of the Company's representations or warranties in this Agreement untrue or incorrect as if made at any time from the date of this Agreement to the Closing Date.

                 (c) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Sale (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, any Sale; provided, however, that as a result of the exercise by the Board of Directors of fiduciary obligations under applicable law (as determined in good faith by the Board of Directors and based on the advice of outside counsel), the Company may upon receipt by the Company of an unsolicited offer to effect a Sale that would constitute a Superior Proposal (as hereinafter defined), following delivery to Investor of the notice required pursuant to Section 4.1(b), participate in negotiations regarding such proposed Sale and furnish information with respect to the Company pursuant to a customary confidentiality agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of its Subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its Subsidiaries, whether or not such person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.1(c) by the Company. For purposes of this Agreement, "Sale" means any merger or other business combination involving the Company or any of its Subsidiaries or any acquisition in any manner (including through a joint venture with the Company), directly or indirectly, of any equity interest in the Company or any interest in the outstanding voting securities of the Company (except pursuant to the 1996
Plan) or any of the assets of the Company or any of its subsidiaries, except for Permitted Sales.

                 (d) Neither the Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Investor, the approval or authorization by such Board of Directors or any such committee of the transactions contemplated hereby, (ii) approve or recommend, or propose to approve or recommend, any Sale or (iii) enter into any agreement with respect to any Sale. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an unsolicited offer or proposal that, in the exercise of its fiduciary obligations (as determined in good faith by the Board of Directors and based on the advice of outside counsel), it determines to be a Superior Proposal, the Board of Directors may (subject to the following sentences) withdraw or modify its approval or recommendation of this Agreement, approve or recommend any such Superior Proposal, or terminate this Agreement in order to enter into an agreement with respect to such a Superior Proposal, in each case at any time after the fifth business day following the Investor's receipt of written notice (a "Notice of Superior Proposal") advising Investor that the Board of Directors has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if (i) the Company is not otherwise in material breach of this Agreement, (ii) the Company pays to Investor the Expense Fee and the Termination Fee (each as hereinafter defined) to the extent required by Section 6.3(a) and Section 6.3(b), respectively, and (iii) the Board of Directors has considered in good faith any alternative proposal delivered by the Investor to the Company within the five-day period following Investor's receipt of the Notice of Superior Proposal. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for the acquisition, whether by the sale or issuance of securities or pursuant to an agreement of merger or consolidation, of more than 50% of the outstanding voting securities of the Company (as determined prior to giving effect to such proposed transaction), or the acquisition of more than 50% of the consolidated assets of the Company measured by book value, in either case on terms which the Board of Directors determines in its good faith reasonable judgment (and based on the written advice of a financial advisor of nationally recognized reputation which may include Wm. Sword & Company, Inc.) to be more favorable to the Company's stockholders than the transactions contemplated hereby.

                 (e) Nothing contained in this Section 4.1 shall prohibit the Company from at any time taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, provided, however, that neither the Company nor its Board of Directors shall, except as permitted by paragraph (b) of this section, propose to approve or recommend a Sale.

                 (f) In addition to the obligations of the Company set forth in paragraph (b) above, the Company shall promptly (but in any event within one calendar day) advise Investor orally and in writing of any request for information in connection with any Sale, or any inquiry with respect to or which could lead to any Sale, the material terms and conditions of such request, proposal or inquiry, and the identity of the person making any such proposal or inquiry. The Company will keep Investor fully informed of the status and details of any such requests, proposal or inquiry.

                 (g) Notwithstanding the foregoing, the Company and its authorized representatives may solicit, initiate or encourage and/or participate in negotiations or discussions regarding the sale of its PCR and Thermo businesses, but shall not enter into any binding commitment with respect thereto without Investor's prior written consent, and shall provide the information contemplated by paragraph (f) of this Section relating to any such sale or potential sale.

    Section 4.2. Access to Information. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement as provided in Section 6.1, the Company will upon reasonable notice (i) give Investor and its authorized representatives access during regular business hours to all of the Company's plants, offices, warehouses and other facilities and to all books and records of it, (ii) permit Investor to make such inspections as they may require (and the Company shall cooperate with Investor in any inspections, including, without limitation, environmental due diligence), and (iii) cause its officers and those of its Subsidiaries to furnish Investor with such financial and operating data and other information with respect to the business and properties of the Company and its Subsidiaries as Investor may from time to time request.

    Section 4.3. 14f and Proxy Statements and Stockholder Approval.

                 (a) The Company shall prepare and provide to Investor for comments at least three business days prior to filing with the SEC and mailing, and shall mail in accordance with such regulation a statement (the "14f Statement") including the information required by Regulation 14f-1 under the Securities Exchange Act of 1934, as amended. The Company shall also prepare and provide to Investor and Axess for comments at least three business days prior to filing, and file with the SEC a preliminary Proxy Statement (the "Proxy Statement") with respect to the Stockholder Approval and the election of directors and shall use its reasonable best efforts to respond to any comments of the SEC or its staff, and, to the extent permitted by law, to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after responding to all such comments to the satisfaction of the staff and in any event at least ten (10) days prior to the Special Meeting. The Company shall notify the Investor and Axess promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the 14f Statement or the Proxy Statement or for additional information and will supply the Investor with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to the Closing Date or the Special Meeting there shall occur any event that should be set forth in an amendment or supplement to the 14f Statement or the Proxy Statement, respectively, the Company shall promptly prepare and provide to Investor and Axess at least three business days prior to mailing and mail to its shareholders such an amendment or supplement. The Company shall not file or mail any Proxy Statement, or any amendment or supplement thereto, to which the Investor or Axess objects. The Investor and Axess shall cooperate with and provide such information as is reasonably requested by the Company in the preparation of the Proxy Statement or any amendment or supplement thereto.

                 (b) The Company shall take all customary actions in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws and proceed with diligence to seek stockholder approval by the holders of a majority of the outstanding shares of Common Stock at a meeting of stockholders to be held as promptly as practicable after the Closing Date (the "Special Meeting") of a reincorporation in the State of Delaware, which reincorporation shall include an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of capital stock to 50,000,000 as contemplated hereunder and authorizing the Preferred Stock (the "Charter Amendment") and for the election of a Board of Directors satisfying the requirements of this Agreement. The Board of Directors of the Company shall recommend such approval and the Company shall solicit such approval in accordance with its customary practices, and pursuant to the requirements of the Voting Agreement. No amendment or supplement to the Proxy Statement soliciting proxies in connection with such Special Meeting shall be filed or made by the Company without prior consultation with and the approval of the Investor and Axess.

    Section 4.4. Board of Directors Matters.

                 (a) On or before the Closing Date, the Company shall take such action as is necessary to cause the size of its Board of Directors to consist of seven directors, of which four shall be designees of Investor, one shall be a designee of Axess, one shall be independent of Investor and Axess and one shall be the Chief Executive Officer of the Company; each of such individuals shall be designated in writing to the Company within three business days prior to the Closing and their election to the Board of Directors to be effective as of the Closing Date. During such time after the Closing as Investor and its affiliates shall continue to own in the aggregate not less than 50% of its and their Initial Threshold Amount, the Company will support the nomination of, and the Company's nominating committee (or other board committee exercising a similar function) shall recommend to the Board of Directors, and the Board of Directors will use its good faith efforts to ensure, that the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company, commencing with the first annual meeting of stockholders after the date of this Agreement, includes at least the number of designees of Investor equal to the number of directors that would constitute a majority of such board following such election. In the event any designee of Investor hereunder shall cease to serve as a director for any reason, the Board of Directors shall fill the vacancy resulting thereby with a person designated by Investor. Any nominee or designee to the Board of Directors of Investor or the Company shall be reasonably satisfactory to the other party, and each party shall afford the other a reasonable opportunity to review and comment upon the qualifications of any such nominee or designee prior to recommending such nominee or designee for election to the Board of Directors. During such time as Investor is entitled to have designees on the Board of Directors, the Investor shall also be entitled to have a designee serve on each committee of the Board of Directors, including any special committee, and the Company agrees to cause such designee to be so appointed; provided, however, that if such designee would not be considered "independent" or "disinterested" or the equivalent (i) for purposes of any applicable rule of The Nasdaq Stock Market, Inc. or any provision of the U.S. federal securities laws (and the rules and regulations thereunder) or the Code or (ii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and Investor, then such designee shall not be required to be appointed to such committee. As used above, "Initial Threshold Amount" means the aggregate of the number of Investor Shares and the number of Investor Warrant Shares issuable under the Investor A Warrant (as if issued on the Closing Date).

                 (b) During such time after the Closing as Axess and its affiliates shall continue to own in the aggregate not less than 3,638,000 of the Axess Shares (including as owned for such purpose, the Axess Reissue Shares and excluding for the avoidance of doubt any shares issued on conversion of the Preferred Stock), the Company will support the nomination of, and the Company's nominating committee (or other board committee exercising a similar function) shall recommend to the Board of Directors, and the Board of Directors will use its good faith efforts to ensure, that the slate of nominees recommended by the Board of Directors to stockholders for election as directors at each annual meeting of stockholders of the Company, commencing with the first annual meeting of stockholders after the date of this Agreement, includes one designee of

Axess. In the event any designee of Axess hereunder shall cease to serve as a director for any reason, the Board of Directors shall fill the vacancy resulting thereby with a person designated by Axess. Any nominee or designee to the Board of Directors of Axess or the Company shall be reasonably satisfactory to the other party, and each party shall afford the other a reasonable opportunity to review and comment upon the qualifications of any such nominee or designee prior to recommending such nominee or designee for election to the Board of Directors. During such time after the Closing as Axess and its affiliates shall continue to own in the aggregate not less than 4,853,000 of the Axess Shares (including as owned for such purpose the Axess Reissue Shares and excluding for the avoidance of doubt any shares issued on conversion of the Preferred Stock), Axess shall also be entitled to have such designee serve on the Audit Committee of the Board of Directors, and the Company agrees to cause such designee to be so appointed to the Audit Committee; provided, however, that if such designee would not be considered "independent" or "disinterested" or the equivalent (i) for purposes of any applicable rule of The Nasdaq Stock Market, Inc. or any provision of the U.S. federal securities laws (and the rules and regulations thereunder) or the Code or (ii) for purposes of any special committee formed in connection with any transaction or potential transaction involving the Company and Axess, then such designee shall not be required to be appointed to such committee. With respect to each number of shares referred to in paragraph (a) and paragraph (b) of this Section, there shall be an appropriate and equitable adjustment made in the event of any division, reclassification, stock dividend or similar event with respect to the Common Stock of the Company.

                 (c) Following the date hereof and prior to the Closing, the Company shall use its reasonable best efforts to cause the coverage limit under its current directors and officers insurance policy covering the directors and officers of the Company immediately following the Closing and all former directors and officers (the "D&O Policy") to be increased to at least $10,000,000, with terms that are substantially similar to those in the Company's existing policy.

    Section 4.5. Reasonable Best Efforts. (a) Subject to the terms and conditions contained herein, the Company, Investor and Axess agree to use their reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under laws and regulations applicable to each of them and contractual obligations applicable to each of them to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing Date any such further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary action. Such reasonable best efforts shall include, without limitation, the obtaining of all necessary consents, approvals or waivers from third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. Notwithstanding the foregoing or any other provisions contained in this Agreement to the contrary, neither Investor nor any of its affiliates shall be under any obligation of any kind to enter into any negotiations or to otherwise agree with any Governmental Entity, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or any other party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, Investor, Axess or any of their respective affiliates.

                 (b) The Company shall give and make all required notices and reports to the appropriate persons with respect to the Permits and Environmental Permits that may be necessary for the consummation of the Investment Transactions.

                 (c) The Company and its Board of Directors prior to the Closing Date shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions hereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement or any of the transactions contemplated hereby, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the transactions contemplated by this Agreement.

                 (d) Following the Closing, the Company shall continue to use reasonable commercial efforts to market and sell its Process Control Rheometer product line on terms satisfactory to the Board of Directors of the Company.

    Section 4.6. Public Announcements. Except as otherwise may be required by any law, including without limitation, under the Securities Act or the Exchange Act, the Company, Investor and Axess shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation.

    Section 4.7. Stockholder Litigation. Each of the parties to this Agreement shall give the other the opportunity to participate in the defense or settlement of any stockholder litigation relating to any of the transactions contemplated by this Agreement, whether before or after the Closing. No settlement in any such litigation shall be agreed to without Investor's or Axess's consent, which consent shall not be unreasonably withheld; and no settlement requiring a payment by a director shall be agreed to without such director's consent.

    Section 4.8. Stock Options. The Company will not take any action to accelerate the exercisability or vesting of any outstanding options to purchase Common Stock or modify any other terms of such options as a result of the transactions contemplated hereby or otherwise.

    Section 4.9. Certain Approval Rights. The Company shall not, without the consent of Investor at the time of such proposed action, (a) amend, alter or repeal any provision of the Restated Certificate of Incorporation or Bylaws of the Company, or file any certificate of designation relating to any preferred stock; (b) sell, convey, transfer, abandon, lease or otherwise dispose of or encumber all or substantially all of its property or business or effect a material change in the nature of its business; (c) sell, convey, transfer, abandon, lease or otherwise dispose of or encumber substantially all of the property or business of the Company, (d) purchase, lease or otherwise acquire all or substantially all of the properties or assets of any other corporation or entity (whether through the purchase of stock or assets); (e) merge or consolidate with or into any other corporation, corporations, entity or entities; (f) voluntarily dissolve, liquidate, or wind up or carry out any partial liquidation or dissolution or transaction in the nature of a partial liquidation or dissolution; (g) issue any shares of Common Stock or any class or series of capital stock, or any options, warrants, bonds, debentures, notes or other obligations or securities convertible into or exchangeable for, or having optional rights to purchase, Common Stock (other than issuances of Common Stock upon the exercise of outstanding options or future awards granted pursuant to the 1996 Plan or adopt any new stock option plan or stock appreciation plan, amend any stock option or stock appreciation plan or amend or reprice any award or grant thereunder or (h) incur any indebtedness (other than accounts payable arising in the ordinary course of business) except as permitted, at the time of such incurrence, by the Company's then existing credit facility as amended or restated at such time; provided, however, that the supermajority voting requirements provided for in this Section 4.9 shall terminate on the first date that Investor and its Permitted Transferees beneficially own in the aggregate less than 75% of their Initial Common Holdings.

    Section 4.10. No Integration. The Company shall not make any offers or sales of any security (other than the securities to be issued pursuant to the Investment Transactions) prior to the Closing under circumstances that would require registration of the securities being offered or sold hereunder under the Securities Act or cause the offering of securities being offered or sold hereunder to be integrated with any other offering of securities by the Company for the purpose of the Securities Act or the Exchange Act or any stockholder approval provision applicable to the Company or its securities.

    Section 4.11. Participation in Refinancing Efforts. The Investor shall continue to cooperate with the Company and participate in meetings and communications with potential lenders in connection with the refinancing described in Section 5.1(m); provided, however, that the failure of Investor to continue such cooperation and participation shall not subject Investor to liability to the Company but shall provide the Company the right to terminate this Agreement pursuant to Section 6.1(d)(ii).

    Section 4.12. Investor's Access To Environmental Information. Investor acknowledges that the property located at One Possumtown Road, Piscataway, New Jersey (the "Property") has been the subject of various investigations designed to identify Environmental, Health and Safety Liabilities and that the Company has provided to the Investor the environmental reports, letters and other information listed on Schedule 2.14(d) attached hereto (the "Environmental Reports"). By providing the Environmental Reports to the Investor, the Company is not undertaking to, and shall have no obligation after the Closing to, update the Environmental Reports or otherwise notify Investor of any new or amended information or new or amended Environmental Laws. However, Axess and Company shall promptly provide Investor with copies of all Environmental Reports relating to ISRA Compliance pursuant to Section 4.13.

Section 4.13. ISRA Compliance The parties acknowledge that this transaction is subject to New Jersey's Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder ("ISRA"). As a condition precedent to the Company's obligation to complete this transaction, the Company shall, at its sole cost and expense, at least forty-eight (48) hours prior to the Closing Date, obtain: (i) a No Further Action Letter as defined at N.J.S.A. 58:10B-1 or
(ii) a Negative Declaration through an Expedited Review authorization as defined at N.J.S.A. 13:1K-11 or such other duly issued authorization reasonably acceptable to Investor which authorizes the Company to complete this transaction (the "ISRA Approval"). If the Company is unable to obtain the ISRA Approval at least 48 hours prior to the Closing Date, the Company will endeavor to enter into a Remediation Agreement as defined at N.J.S.A. 13:1K-8 or provide Investor written notice of its election to postpone the Closing for not more than 30 days to obtain ISRA approval. The Investor and Axess shall cooperate with the Company to obtain the ISRA Approval and shall promptly execute any and all accurate and complete documents prepared by the Company which are necessary to obtain the ISRA Approval; provided that, the Investor shall not be required to expend any funds or incur any costs or fees in connection with the Company's efforts to secure the ISRA Approval. If the Company, using its best efforts, is unable to timely obtain the ISRA Approval, Investor shall have the option to adjourn the Closing Date for a period not to exceed forty-five (45) days and this Agreement shall remain in full force and effect. If the Company is unable to obtain the ISRA Approval prior to the adjourned Closing Date, Investor may upon written notice delivered no later than 12:00 noon (Eastern Time) on the day preceding the adjourned Closing Date, elect to terminate this Agreement, in which case this Agreement shall be deemed null and void and the parties shall have no further obligations with respect to this Agreement.

    Section 4.14. Acknowledgement. In the event that the Charter Amendment is not effective on or prior to December 31, 2000, at the option of Axess, the Company and the Corporation shall negotiate in good faith to the end of providing Axess the economic equivalent of the rights provided under the Preferred Stock Warrant and of its right to be issued the Axess Reissue Shares pursuant to this Agreement.

                                   ARTICLE V

            CONDITIONS TO CONSUMMATION OF THE INVESTMENT TRANSACTIONS

    Section 5.1. Conditions to Investor's Obligations for the Closing. The obligations of Investor to effect the Investment Transactions are subject to the satisfaction or written waiver of the following conditions:

                 (a) the representations and warranties of the Company and of Axess contained in this Agreement shall be true and correct on and as of the Closing Date (irrespective of any notice delivered after the date hereof), in all material respects;

                 (b) the Company and Axess shall have performed in all material respects all of their respective obligations under this Agreement required to be performed prior to the Closing Date, in each case, on the terms and conditions contemplated herein;

                 (c) there shall not have occurred any Material Adverse Effect;

                 (d) Investor shall have received a certificate of the President of the Company and of Axess, and such other officers of the Company and Axess, as are designated by Investor, on behalf of the Company, certifying as to the fulfillment of the conditions set forth in clauses (a), (b) and (c) above;

                 (e) no statute, rule, regulation, judgment, order or injunction shall be enacted, entered, promulgated or enforced, threatened or proposed and no litigation or court proceeding shall have been commenced or threatened (i) challenging the transactions contemplated hereby, seeking to restrain or prohibit the Investment Transactions or any other transactions contemplated hereby or seeking any damages from the Company or Investor, (ii) seeking to impose limitations on the ability of Investor to acquire or hold, or exercise full rights of ownership of, any Investor Securities, including the right to vote the Investor Shares (or Investor Warrant Shares), or (iii) which otherwise would be reasonably likely to have a Material Adverse Effect;

                 (f) Investor shall have been provided with evidence satisfactory to the Investor in its discretion that the Board of Directors has approved the transactions contemplated by this Agreement for purposes of Article 14A-10A of the NJGCL;

                 (g) Investor shall have received certificates, dated the Closing Date, duly executed by the Secretary of the Company and the Secretary of Axess certifying as to (i) the attached copy of resolutions of the respective Board of Directors of each authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and stating that such resolutions have not been modified, amended, revoked or rescinded and (ii) the incumbency, authority and specimen signature of each officer of the Company and Axess executing this Agreement and any Ancillary Agreement and any other instrument delivered in connection herewith.

                 (h) Investor shall have received a certificate certifying the Company's organization, valid existence and good standing as a domestic corporation in the State of New Jersey as of a date not more than five days prior to the Closing Date;

                 (i) Investor shall have received an opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione, counsel to the Company and St. John & Wayne LLC, counsel to Axess, dated the Closing Date, in substantially the forms attached hereto as Exhibit E-1 and Exhibit E-2, respectively;

                 (j) the Company shall have received (and furnished to Investor evidence thereof reasonably satisfactory to Investor) any necessary or required approvals or consents from all Governmental Entities and other third parties necessary or required to complete the transactions contemplated by this Agreement and the Ancillary Agreements, and such approvals and consents shall not have been withdrawn or expired as of the Closing Date, and Investor shall have completed its due diligence investigation of the Company (including without limitation its business, assets, liabilities and prospects) to its satisfaction and shall not be aware of any factors that in its sole discretion make it inadvisable for Investor to proceed; provided, however, that without limitation to the foregoing, Investor hereby acknowledges that it is satisfied with the results of its due diligence investigations as of the date of this Agreement;

                 (k) Axess shall have contributed to the Company the Contributed Shares and delivered the Debt Release and the Company shall have issued to Axess the Preferred Stock Warrant, the PCR Product Line Note and shall have paid the $3,500,000 Cash Repayment;

                 (l) (1) the four designees of Investor shall have been elected to the Board of Directors, (2) the Board of Directors shall consist of seven members and (3) the Company shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C, a Stockholders Agreement substantially in the form attached hereto as Exhibit D, an Indemnification Agreement with each of such designees in substantially the form attached hereto as Exhibit F, and a Voting Agreement substantially in the form attached hereto as Exhibit J;

                 (m) Investor shall have received evidence satisfactory to it that (A) the Company has refinanced its outstanding indebtedness, under a new credit agreement (the "Credit Agreement"), with a new lender and in a manner reasonably satisfactory to Investor on terms and conditions no less favorable to the Company than those set forth on the Commitment Letter dated February 2, 2000, a copy of which has been provided to the Company by the Investor, (B) the Company has available eligible inventory and receivables, adequate to support borrowings under the Credit Agreement of not less than $8,600,000 and ineligible foreign receivables and cash proceeds for discounted foreign accounts receivable and foreign customer notes of at least $500,000, (C) the Axess Debt has been paid in full, discharged and released, (D) the Company's indebtedness to Mettler Toledo GmbH has been paid in full or the Company has entered into arrangements satisfactory to Investor with regard to such indebtedness, and (E) the has been no material adverse change in the Company's business from and after October 31, 1999 and no material change in the Company's financial condition from that reflected in the November Balance Sheet;

                 (n) the Company shall have obtained the additional coverage under the D&O Policy as provided in Section 4.4(c);

                 (o) no Litigation (i) by or on behalf of the stockholders or former stockholders of the Company or by or on behalf of the Company derivatively or (ii) which could result in a Material Adverse Effect shall have been initiated;

                 (p) Investor shall have received a certificate from the transfer agent for the Common Stock certifying the number of shares of Common Stock issued and outstanding as of the close of business on the day before the Closing Date, which number shall not be more than 13,161,739 increased by the number of shares of Common Stock issued in compliance with Section 4.1(b) hereof and from the President of the Company, indicating the number of shares issuable
(i) immediately prior to the Closing Date; (ii) immediately after the Closing Date under any right, option or convertible security of the Company (whether or not "in the money"); and (iii) immediately after giving effect to issuance of the Preferred Stock Warrant and the Company's agreement to issue the Axess Reissue Shares and the issuance thereunder of the Axess Convesion Shares;

                 (q) the Company shall have delivered certificates representing the Investor Securities to Investor;

                 (r) RSI(NJ)QRS 12-13, Inc. shall have consented to the Cash Repayment and to the refinancing described in Section 5.1(m) on terms satisfactory to Investor and the Company and RSI(NJ)QRS 12-13, Inc. shall have waived (i) the exercise price adjustment contained in the warrants held by it as described on Schedule 2.4 with respect to the issuance of any securities hereunder or any securities issuable upon exchange or surrender of any such securities and (ii) any other provision contained in such warrants as reasonably requested by Investor;

                 (s) The Company shall have received a fairness opinion of Wm. Sword & Company, Inc. in form and substance satisfactory to Investor;

                 (t) Any law in effect on the date hereof which, if applicable, could affect the ability of Investor to consummate the transactions contemplated hereby or have, either individually or in the aggregate, a material adverse effect on Investor, shall be inapplicable to this Agreement and the transactions contemplated hereby.

    Section 5.2. Conditions to Axess's Obligations for the Closing. The obligations of Axess to effect the Investment Transactions are subject to the satisfaction or written waiver of the following conditions:

                 (a) the representations and warranties of Investor and of the Company contained in this Agreement shall be true and correct on and as of the Closing Date (irrespective of any notice delivered after the date hereof), in all material respects;

                 (b) Investor and the Company shall have performed in all material respects all of its obligations under this Agreement required to be performed prior to the Closing Date, in each case, on the terms and conditions contemplated herein;

                 (c) Axess shall have received a certificate of the President of the Company certifying as to the fulfillment of the conditions set forth in clause (a) above;

                 (d) Axess shall have received a certificate of the Investor certifying as to the fulfillment of the conditions set forth in clause (b) above;

                 (e) no statute, rule, regulation, judgment, order or injunction shall be enacted, entered, promulgated or enforced, threatened or proposed and no litigation or court proceeding shall have been commenced or threatened (i) challenging the transactions contemplated hereby, seeking to restrain or prohibit the Investment Transactions or any other transactions contemplated hereby or seeking any damages from the Company or Axess, (ii) seeking to impose limitations on the ability of Axess to acquire or hold, or exercise full rights of ownership of, the Preferred Stock or the Axess Conversion Shares, including the right to vote the Axess Shares (or Axess Conversion Shares), or (iii) which otherwise would be reasonably likely to have a Material Adverse Effect;

                 (f) Axess shall have received a certificate, dated the Closing Date, duly executed by the Secretary of the Company certifying as to (i) the attached copy of resolutions of the Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby and stating that such resolutions have not been modified, amended, revoked or rescinded and (ii) the incumbency, authority and specimen signature of each officer of the Company executing this Agreement and any Ancillary Agreement and any other instrument delivered in connection herewith;

                 (g) Investor shall have paid the Purchase Price and the Company shall have issued to Axess the Preferred Stock Warrant, the PCR Product Line Note and shall have paid the $3,500,000 Cash Repayment;

                 (h) the designee of Axess shall be on or have been elected to the Board of Directors, the Board of Directors shall consist of seven members and the Company shall have entered into a Registration Rights Agreement substantially in the form attached hereto as Exhibit C, a Stockholders Agreement substantially in the form attached hereto as Exhibit D, an Indemnification Agreement with each of such designees in substantially the form attached hereto as Exhibit F, and a Voting Agreement substantially in the form attached hereto as Exhibit J;

                 (i) no Litigation (i) by or on behalf of the stockholders or former stockholders of the Company or by or on behalf of the Company derivatively or (ii) which could result in a Material Adverse Effect shall have been initiated;

                 (j) the Company shall have delivered certificates representing the Preferred Stock Warrant to Axess.

                 (k) RSI(NJ)QRS 12-13, Inc. shall have consented to the Cash Repayment and to the refinancing described in Section 5.1(m) on terms satisfactory to Axess and RSI(NJ)QRS 12-13, Inc. shall have waived (i) the exercise price adjustment and any other provisions contained in the warrants held by it as described on Schedule 2.4 with respect to the issuance of any securities hereunder or any securities issuable upon exchange or surrender of any such securities and any other provision contained in such warrants as reasonably requested by Axess.

                 (l) Arrangements satisfactory to Axess shall have been made for the return to Axess of the $250,000 letter of credit provided by Axess in support of the credit facility of Rheometric Scientific GmbH.

    Section 5.3. Conditions to the Company's Obligations for the Closing. The obligations of the Company to effect the Investment Transactions are subject to the satisfaction or written waiver of the following conditions:

                 (a) the representations and warranties of Investor and of Axess contained in this Agreement shall be true and correct in all material respects, on and as of the Closing Date (irrespective of any notice delivered after the date hereof), and each of Investor and Axess shall have performed in all material respects all of its obligations under this Agreement required to be performed prior to the Closing Date; and

                 (b) the Company shall have received a certificate, dated the Closing Date, duly executed by the Manager of Investor, certifying as to (i) the fulfillment of the conditions set forth in clause (a) above, (ii) the correctness and completeness of a copy the Articles of Organization of Andlinger Capital XXVI LLC, which shall be attached as an exhibit to such certificate,
(iii) the due authorization and approval by Investor of the Investment Transactions and any other transactions contemplated hereby, (iv) such officer's incumbency, and the incumbency of any other officer of Investor who has executed this Agreement or any Ancillary Agreement, and (v) the authority of each of them to execute, deliver and perform on behalf of Investor and in Investor's name this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby;

                 (c) the Company shall have received a certificate, dated the Closing Date, duly executed by the president or other executive officer of Axess, certifying as to (i) the fulfillment of the conditions set forth in clause (a) above by Axess, (ii) the correctness and completeness of a copy the Articles of Incorporation of Axess, which shall be attached as an exhibit to such certificate, (iii) the due authorization and approval by Axess of the Investment Transactions and any other transactions contemplated hereby, (iv) such officer's incumbency, and the incumbency of any other officer of Axess who has executed this Agreement or any Ancillary Agreement, and (iv) the authority of each of them to execute, deliver and perform on behalf of Axess and in Axess's name this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby;

                 (d) Axess shall have cancelled the Axess Debt and executed and delivered the Debt Release.

                 (e) To the extent required, RSI(NJ)QRS 12-13, Inc. shall have:
(i) consented to the refinancing described in Section 5.1(m) on terms satisfactory to the Company, (ii) waived the exercise price adjustment contained in the warrants held by it as described on Schedule 2.4. and (iii) shall have consented to the cash payment to Axess under Section 1.2;

                 (f) The Company shall have received a fairness opinion of Wm. Sword & Company, Inc. in form and substance satisfactory to the Company;

                 (g) The Company shall have received an opinion of Dechert Price & Rhoads, counsel to the Investor, dated the Closing Date, substantially in the form attached hereto as Exhibit H.


                                   ARTICLE VI

                        TERMINATION; AMENDMENT; INDEMNITY

    Section 6.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

                 (a) by mutual written consent of the Company and Investor;

                 (b) by either the Company, Investor or Axess:

                     (i) if the Closing does not occur by 5:00 p.m. Eastern Time on March 31, 2000; provided that that the right to terminate this Agreement pursuant to this Section 6.1(b)(i) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement results in the failure of this condition;

                     (ii) if any court of competent jurisdiction or any other governmental body shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Investment Transactions and the other transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable; or

                 (c) by Investor (i) if the Board of Directors of the Company withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to Investor, the approval or authorization by such Board of Directors or any committee of such board of the transactions contemplated by this Agreement, or if such board approves or recommends, or proposes to approve or recommend, any Sale or if such board enters into any agreement with respect to any Sale, (ii) if the Company fails to perform in any material respect any of its obligations under this Agreement, and such failure has not been cured within seven business days after written notice of the failure from Investor to the Company or (iii) at any time when the condition set forth in Section 5.1(a) is not satisfied (regardless of whether such decision is based on any event or circumstance Investor knows or could be deemed to know as of the date hereof), provided, that, if such non-satisfaction is curable, Investor may terminate pursuant to this clause (iii) only if such condition remains unsatisfied five business days after Investor gives notice of such non-satisfaction to the Company.

                 (d) by the Company (i) as provided in Section 4.1 in respect of a Superior Proposal (provided the Company shall have paid the Termination Fee and the Expense Fee to the extent required by Section 6.3), (ii) if Investor fails to perform in any material respect any of its obligations under this Agreement, and such failure has not been cured within five business days after written notice of the failure from Company to Investor or (iii) if Investor breaches in any material respect any of its representations and warranties hereunder.

    Section 6.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement, except for the provisions of this Section 6.2 and Sections 6.3, 6.5, 6.6 and 7.10 (and except for any other sections, schedules or provisions referred to in such sections to the extent necessary to give them effect) shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, provided, however, that nothing in this
Section 6.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

    Section 6.3. Termination Fee and Expense Fee.

                 (a) In addition to any other amounts which may be payable or become payable pursuant to this Agreement, the Company shall, at the Closing and from time to time after the Closing, or in the case of any termination of this Agreement other than termination by the Company pursuant to Section 6.1(d)(ii) or (iii), promptly, but in no event later than five business days after such termination, reimburse Investor for all its out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all fees of counsel, accountants, experts and consultants to Investor and its affiliates), whether incurred prior to, on or after the date hereof, in connection with the Investment Transactions, the refinancing of the Company's indebtedness and the consummation of all transactions contemplated by this Agreement (such fee, the "Expense Fee"); provided, however, that the Expense Fee shall not exceed $200,000.

                 (b) If this Agreement shall have been terminated by Investor pursuant to Section 6.1(c)(i) or by the Company pursuant to Section 6.1(d)(i), and on or prior to one year from the date hereof any Superior Proposal shall have been consummated, then the Company shall promptly, but in no event later than five business days after the event giving rise to such payment, pay Investor a fee of $500,000 in cash (the "Termination Fee"), which amount shall be payable in same day funds. No amount payable pursuant to any of the other provisions of this Agreement shall reduce the amount of the Termination Fee payable pursuant to this Section 6.3(b).

                 (c) In addition to the other provisions of this Section 6.3, in the event an Expense Fee or Termination Fee is or becomes payable, the Company agrees promptly, but in no event later than five business days following written notice thereof, together with related bills or receipts, to reimburse Investor for all reasonable out-of-pocket costs, fees and expenses, including, without limitation, the reasonable fees and disbursements of counsel and the expenses of litigation, incurred in connection with collecting such Expense Fee and Termination Fee as a result of any breach by the Company of its obligations under this Section 6.3.

    Section 6.4. Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties.

    Section 6.5. Company's Obligation to Indemnify Investor. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(a) and 6.15(b), the Company shall indemnify, defend and hold harmless Investor, its affiliates and each person, if any, who controls Investor, or any of its affiliates, and the respective agents, employees, officers and directors of Investor, its affiliates and any controlling person of any of them (the "Investor Indemnified Parties"), to the fullest extent lawful, from and against any and all claims, losses, settlements, fines, liabilities, damages, deficiencies, costs or expenses (including, as incurred and without limitation, reasonable costs of investigating, preparing or defending any of the foregoing) (any of the foregoing, "Losses") suffered, sustained or incurred, directly or indirectly, or required to be paid by, any Investor Indemnified Party, but only to the extent that such Losses are due to, based upon, arise out of or otherwise relate to (a) any inaccuracy in, or any breach of, any representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other documents delivered on behalf of the Company hereunder), (b) any breach of any covenant or agreement of the Company contained in this Agreement or in any Ancillary Agreement or (c) in connection with any Litigation by stockholders or on behalf of stockholders of the Company, or by or on behalf of the Company derivatively, which in any such case arises as a result of the entry into this Agreement or the consummation of the transactions contemplated hereby. With respect to the indemnity provided by clause (c), no waiver by Investor of the condition set forth in Section 5.1(o) shall be deemed to waive the application of such indemnity.

    Section 6.6. Axess Obligation to Indemnify Investor. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(e) and 6.15(f), Axess shall indemnify, defend and hold harmless the Investor Indemnified Parties from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Investor Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or any breach of, any representation or warranty of Axess contained in this Agreement or any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of Axess hereunder) or of the Company made in Section 2.2, 2.3 or 2.4 (b) any inaccuracy in, or any breach of, any other representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of Axess hereunder) or (c) any breach of any covenant or agreement of Axess contained in this Agreement or in any Ancillary Agreement.

    Section 6.7. Axess Obligation to Indemnify Company. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(a) and 6.15(c), Axess shall indemnify, defend and hold harmless the Company and its affiliates and each person, if any, who controls the Company, or any of its affiliates, and the respective agents, employees, officers and directors of the Company, its affiliates and any controlling person of any of them (the "Company Indemnified Parties"), from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Company Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or any breach of, any representation or warranty of Axess contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of Axess hereunder), or
(b) any breach of any covenant or agreement of Axess contained in this Agreement.

    Section 6.8. Investor's Obligation to Indemnify Company. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(a) and 6.15(c), Investor shall indemnify, defend and hold harmless each Company Indemnified Party from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Company Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or any breach of, any representation or warranty of Investor contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of Investor hereunder) or (b) any breach of any covenant or agreement of Investor contained in this Agreement or in any Ancillary Agreement.

    Section 6.9. Investor's Obligation to Indemnify Axess. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(a) and 6.15(d), Investor shall indemnify, defend and hold harmless Axess and its affiliates and each person, if any, who controls Axess, or any of its affiliates, and the respective agents, employees, officers and directors of Axess, its affiliates and any controlling person of any of them (the "Axess Indemnified Parties") from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Axess Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or any breach of, any representation or warranty of Investor contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of Investor hereunder) or
(b) any breach of any covenant or agreement of Investor contained in this Agreement or in any Ancillary Agreement.

    Section 6.10. Company's Obligation to Indemnify Axess. Subject to the limitations contained in this Article VI, including without limitation Sections 6.15(a) and 6.15(g), the Company shall indemnify, defend and hold harmless Axess and its affiliates and each person, if any, who controls Axess, or any of its affiliates, and the respective agents, employees, officers and directors of Axess, its affiliates and any controlling person of any of them (the "Axess Indemnified Parties") from and against any and all Losses suffered, sustained, incurred or required to be paid by any such Axess Indemnified Party due to, based upon, arising out of or otherwise in respect of (a) any inaccuracy in, or any breach of, any representation or warranty of the Company contained in this Agreement or in any Ancillary Agreement (or any disclosure schedules hereto or any certificate or other document delivered on behalf of the Company hereunder) or (b) any breach of any covenant or agreement of the Company contained in this Agreement or in any Ancillary Agreement.

    Section 6.11. Restatement of Company Obligation to Indemnify Axess. The Company hereby restates and confirms its indemnification obligations in respect to the Axess Indemnified Parties pursuant to Section 10.1 of the Common Stock Purchase Agreement by and between Axess and the Company dated June 17, 1994 but only to the extent relating to the Deed included in the Disclosure Schedule.

    Section 6.12. Indemnity Procedures for Third Party Claims. The obligations and liabilities of any party hereto against which indemnification is sought hereunder with respect to claims resulting from the assertion of liability by third parties shall be subject to this Section 6.12.

                 (a) Promptly (but in no event later than 30 days) after receipt by any indemnified party hereunder (an "Indemnified Party") of notice of any demand or claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that could reasonably be expected to result in a Loss, the Indemnified Party shall give written notice thereof (a "Claims Notice") to any other party obligated to provide indemnification pursuant to Section 6.5 through 6.10 (each, an "Indemnifying Party").

                 (b) Each Claims Notice shall describe the Asserted Liability in reasonable detail, and shall indicate the amount (estimated, if necessary) of the Loss that has been or may be suffered by the Indemnified Party. The rights of any Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to give, or its failure to timely give, a Claims Notice with respect thereto unless, and if so, only to the extent that, the Indemnifying Party is prejudiced thereby.

                 (c) The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability; provided, however, that if the parties in any action shall include both an Indemnifying Party and an Indemnified Party, and the Indemnified Party shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party of its intent to do so. An Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Asserted Liability or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such Asserted Liability or (ii) settle or compromise any Asserted Liability in any manner that would reasonably be expected to have a material adverse effect on the Indemnified Party. If the Indemnifying Party elects not to compromise or defend the Asserted Liability or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise or defend such Asserted Liability. The Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability as to which such party does not control the defense or settlement. If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall, subject to receipt of a reasonable confidentiality agreement, make available to the Indemnifying Party any books, records or other documents within its control, and the reasonable assistance of its employees, for which the Indemnifying Party shall be obliged to reimburse the Indemnified Party the reasonable out-of-pocket expenses of making them available.

    Section 6.13. Indemnity Procedures for Claims by the Parties. In the event that any party incurs or suffers any Losses with respect to which indemnification may be sought by such party pursuant to this Article VI (other than in respect of third party claims), the Indemnified Party must assert the claim by a Claims Notice to the Indemnifying Party. The Claims Notice must state the nature and basis of the claim in reasonable detail based on the information available to the Indemnified Party. Each Indemnifying Party to whom a Claims Notice is given shall respond to any Indemnified Party that has given a Claims Notice (a "Claim Response") within 30 days (the "Response Period") after the date that the Claims Notice is received. Any Claim Response shall specify whether or not the Indemnifying Party giving the Claim Response disputes the claim described in the Claims Notice (including as to whether the Indemnifying Party is required to provide indemnification hereunder). If any Indemnifying Party elects not to dispute a claim described in a Claims Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be deemed to be an obligation of such Indemnifying Party. If the Indemnifying Party disputes the claim, the parties will try in good faith for a period not to exceed 60 days to settle the dispute by mediation in New York, New York (or other location agreeable to the parties) administered by the American Arbitration Association under its Commercial Mediation Rules. Thereafter, any party hereto will be free to pursue litigation or any other remedies available to such party in accordance with applicable law.

    Section 6.14. Effect of Insurance and Tax Benefits. In computing an Indemnified Party's Losses hereunder, full allowance shall be made for any proceeds actually recovered by such party from such party's insurance policies (net of the any premium adjustments or other expenses) and for any tax benefits received by such party (net of any tax burdens imposed on the Indemnified Party as a result of the proceeds of any indemnity hereunder).

    Section 6.15. Limitations on Indemnification; Exclusive Remedy. (a) Any claim for indemnification by an Investor Indemnified Party pursuant to Section 6.5(a) or Section 6.6(a) or (b) or by a Company Indemnified Party pursuant to
Section 6.7(a) or Section 6.8(a) or by an Axess Indemnified Party pursuant to
Section 6.9(a) or Section 6.10(a), shall be received by the applicable Indemnifying Party in writing within six months following the completion of the audit of the Company's fiscal year ending December 31, 2000 (and any such claim received after such date shall be null and void), except that (i) claims for indemnification relating to the representations and warranties contained in Sections 2.11, 2.12 and 2.14 may be made until the expiration of the statute of limitations applicable to such matters, (ii) claims for indemnification relating to the representations and warranties contained in Sections 2.1, 2.2, 2.3, 2.4 and 3.1 may be made forever and (iii) there shall be no time limit for making any claim for such indemnification if the representation or warranty on which such claim is based was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading. The covenants contained in this Agreement shall survive forever.

                 (b) The Company shall not be liable to Investor Indemnified Parties for indemnification claims under Section 6.6(a) until the cumulative amount of Investor Indemnified Party Losses relating to such claims exceeds $25,000, at which time the Company shall be liable only for such Losses in excess of such amount; provided, that, the foregoing condition and limitation on liability shall not apply to claims pertaining to a breach of the representations or warranties contained in Sections 2.1, 2.2, 2.3 and 2.4 and provided, further, that the foregoing condition and limitation on liability shall not apply to the breach of any of the representations and warranties of the Company contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (c) Investor shall not be liable to Company Indemnified Parties for indemnification claims under Section 6.8(a) until the cumulative amount of Company Indemnified Party Losses relating to such claims exceeds $25,000, at which time Investor shall be liable only for such Losses in excess of such amount; provided, that, the foregoing condition and limitation on liability shall not apply to claims pertaining to a breach of the representations or warranties contained in Section 3.1 and provided, further, that the foregoing condition and limitation on liability shall not apply to the breach of any of the representations and warranties of Investor contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (d) Investor shall not be liable to Axess Indemnified Parties for indemnification claims under Section 6.9(a) until the cumulative amount of Company Indemnified Party Losses relating to such claims exceeds $25,000, at which time Investor shall be liable only for such Losses in excess of such amount and provided, further, that the foregoing condition and limitation on liability shall not apply to the breach of any of the representations and warranties of Investor contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (e) Axess shall not be liable to Company Indemnified Parties for indemnification claims under Section 6.7(a) until the cumulative amount of Company Indemnified Party Losses relating to such claims exceeds $25,000, at which time Axess shall be liable only for such Losses in excess of such amount; and provided, further, that the foregoing condition and limitation on liability shall not apply to the breach of any of the representations and warranties of Investor contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (f) Axess shall not be liable to Investor Indemnified Parties for indemnification claims under Section 6.6(a) until the cumulative amount of Investor Indemnified Party Losses relating to such claims exceeds $100,000, at which time Axess shall be liable only for such Losses in excess of such amount; and Axess shall not be liable to Investor Indemnified Parties for indemnification claims under Section 6.6(b) until the cumulative amount of Investor Indemnified Party Losses relating to such claims exceeds $1,000,000, at which time Axess shall be liable only to the extent such Losses exceed $1,000,000 but are less than $2,000,000 provided, that, the foregoing condition and limitation on liability in this paragraph (e) shall not apply to the breach of any of the representations and warranties of Investor contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (g) The Company shall not be liable to Axess Indemnified Parties for indemnification claims under Section 6.6(a) until the cumulative amount of Investor Indemnified Party Losses relating to such claims exceeds $25,000, at which time the Company shall be liable only for such Losses in excess of such amount; and provided that the foregoing condition and limitation on liability shall not apply to the breach of any of the representations and warranties of the Company contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading.

                 (h) The indemnification provisions of this Article VI shall be the exclusive remedy hereunder following the Closing for claims between the Company, the Investor and Axess, as the case may be, except for the remedy of specific performance as provided in Section 7.3 or unless there has been an instance of fraud or willful breach of the provisions hereof. In no event shall any officer of Investor or Axess be personally liable as a result of Investor's or Axess' entry into, or the consummation of the transactions contemplated by, this Agreement. In the event of willful breach by the Company of its obligations hereunder prior to the Closing, Investor shall be entitled to recover from the Company Investor's costs and reasonable attorneys' fees in connection with any suit to recover damages suffered in connection with such breach.


                                  ARTICLE VII

                                 MISCELLANEOUS

    Section 7.1. Extension; Waiver. The parties hereto, may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Section 7.2. Entire Agreement; Assignment. This Agreement (including the Schedules hereto), the Ancillary Agreements and the other documents and instruments contemplated hereby, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, but specifically excluding, however, any confidentiality agreements relating to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise, provided that Investor may assign any of its rights and obligations to any affiliate of Investor, but no such assignment shall relieve Investor of its obligations hereunder, and provided further that Investor may assign its rights and obligations to any of its members or any affiliates of its members so long as such assignment does not require the Company to make any filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with such assignment and the transactions contemplated hereby.

    Section 7.3. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Federal or state court located in the State of New Jersey (as to which the parties agree to submit to jurisdiction for the purposes of such or any other action), this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 7.4. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

    Section 7.5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by cable, telegram, facsimile transmission with confirmation of receipt, or telex, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

                  if to Investor:

                  Andlinger Capital XXVI LLC
                  c/o Andlinger & Company, Inc.
                  303 South Broadway, Suite 229
                  Tarrytown, NY 10591
                  Attention:  Stephen A. Magida
                  Fax:  914-332-4977
                  with a required copy to:

                  Dechert Price & Rhoads
                  30 Rockefeller Plaza
                  New York, NY 10112
                  Attention: Paul Gluck, Esq.
                  Fax: 212-698-3599

                  if to Axess:

                  Axess Corporation
                  100 Interchange Boulevard
                  Newark, DE 19711
                  Attn: Richard J. Giacco, President
                  Fax: 302-452-6610

                  with a required copy to:

                  John J. Oberdorf, Esq.
                  St. John & Wayne, L.L.C.
                  Two Penn Plaza East
                  Newark, N.J. 07105
                  Fax: 973-491-3555

                  if to the Company:

                  Rheometric Scientific, Inc.
                  One Possumtown Road
                  Piscataway, NJ 08854
                  Attn: President
                  Fax: 732-560-7451

                  with a copy to:

                  Gibbons, Del Deo, Dolan, Griffinger & Vecchione
                  One Riverfront Plaza
                  Newark, NJ 07102
                  Attn: Jeffrey A. Baumel, Esq.
                  Fax: 973-596-0545

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

    Section 7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New Jersey regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

    Section 7.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    Section 7.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 7.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

    Section 7.10. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be paid by the party incurring such expenses.

    Section 7.11. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

                 (a) "affiliate" of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and
(ii) an "associate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act as in effect on the date of this Agreement.

                 (b) "beneficial owner" (including the term "beneficially own" or correlative terms) with respect to any securities means a person that shall be deemed to be the beneficial owner of such securities (i) that such person or any of its affiliates beneficially owns, directly or indirectly, (ii) that such person or any of its affiliates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) that are beneficially owned, directly or indirectly, by any other person with which such person or any of its affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any of such securities.

                 (c) "control" (including the terms "controlling," "controlled by" and "under common control" with or correlative terms) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

                 (d) "fully diluted" in reference to the shares of Common Stock means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities.

                 (e) "Material Adverse Effect" shall mean (i) an adverse change in the business, operations, results of operations, assets, prospects or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole or having a cost in excess of $50,000, (ii) a material adverse change from the Company's projections provided to Investor as at and for the period ending December 31, 1999, (iii) a material adverse change in the ability of the Company and its Subsidiaries to conduct their business after the Closing in a manner consistent with past practice, and (iv) any impairment of the Company's ability to perform its obligations under this Agreement and the Ancillary Agreements, provided, that, any decrease or series of decreases in the trading price of the Company's Common Stock shall not, in and of itself, be deemed to be a Material Adverse Effect hereunder. When used in connection with representations, warranties, covenants and conditions, such term means the individual effect of the item to which it relates and also the aggregate effect of all similar items, unless the context indicates otherwise.

                 (f) "Permitted Transferee", for the purposes of this Agreement, shall have the meaning given such term in the Stockholders' Agreement, whether or not the Stockholders' Agreement is in effect.

                 (g) "Person" shall mean a natural person, company, corporation, limited liability company, partnership, association, trust, unincorporated organization or "group" (as referred to in Section 13(d)(3) of the Exchange
Act).

    Section 7.12. Amendment and Restatement. This Agreement amends and restates in its entirety that certain Securities Purchase Agreement among the parties hereto dated as of February 17, 2000.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, on the day and year first above written.

                                         RHEOMETRIC SCIENTIFIC, INC.



                                         By  /s/ Richard J. Giacco
                                             ----------------------------------
                                             Name:  Richard J. Giacco
                                             Title: Vice President

                                         ANDLINGER CAPITAL XXVI LLC



                                         By  /s/ Merrick G. Andlinger
                                             ----------------------------------
                                             Name:  Merrick G. Andlinger
                                             Title: Authorized Signatory

                                         AXESS CORPORATION



                                         By  /s/ Richard J. Giacco
                                             ----------------------------------
                                             Name:  Richard J. Giacco
                                             Title: President


   [Signature page to the Amended and Restated Securities Purchase Agreement]

                                    EXHIBITS



Exhibit A         -        Form of Investor Warrants
Exhibit B         -        Form of Preferred Stock Warrant
Exhibit C         -        Form of Registration Rights Agreement
Exhibit D         -        Form of Stockholders Agreement
Exhibit E-1       -        Legal Opinion of Gibbons
Exhibit E-2       -        Legal Opinion of St. John
Exhibit F         -        Form of Director Indemnification Agreement
Exhibit G         -        Terms and Conditions of Company Debt Refinancing
Exhibit H         -        Legal Opinion of Dechert
Exhibit I         -        PCR Product Line Note
Exhibit J         -        Voting Agreement